EXHIBIT 99

NEWS RELEASE

Newspaper JOA in Cincinnati will not be renewed after 2007

Gannett notifies Scripps that it will end business relationship

For immediate release	(NYSE: SSP)
Jan. 16, 2004

CINCINNATI – The newspaper joint operating agreement, or JOA, that has enabled publication of The Cincinnati Post and The Kentucky Post since the late 1970s won’t be renewed when it expires on Dec. 31, 2007.

The Post newspapers and their parent firm, The E. W. Scripps Company, have been notified by Gannett Co. Inc. - owner of The Cincinnati Enquirer - that the joint operating agreement will not be extended past its scheduled expiration date.

Gannett and the Enquirer manage all of the business and production operations for the afternoon Post and morning Enquirer under terms of the joint operating agreement, which was signed Sept. 23, 1977. The newspapers maintain separate and competing newsrooms and editorial operations. Gannett was required to notify Scripps at least three years in advance of the expiration date if it intended not to renew the agreement.

Post readers will see no immediate change in the content or delivery of their newspaper as a result of the notification Scripps received Friday from Gannett. Scripps intends to continue publishing the Post newspapers Monday through Saturday afternoons for the duration of the joint operating agreement while actively exploring all options for the future of The Post.

“There’s a lot of good work to be done in the next four years,” said Mike Philipps, editor of The Post. “The Cincinnati Post and The Kentucky Post are going to continue to play the same important role they’ve played for the last 120 years: contributing to our community; providing a forum for the robust exchange of ideas; and telling compelling stories about people and the events of the day.”

Since the Cincinnati JOA was established, the Enquirer has been responsible for all business and production operations of The Post and Enquirer newspapers, including printing, delivery and advertising and subscription sales. Under terms of the agreement, Scripps and the Enquirer share in the profits earned by the Cincinnati newspapers.

Joint operating agreements are allowed under the Newspaper Preservation Act of 1970. The legislation grants limited anti-trust exemption in the interest of preserving independent editorial voices in communities threatened with the financial failure of one or more of its newspapers.

The Cincinnati joint operating agreement was created after Scripps declared that the Post newspapers were in danger of financial failure unless the business partnership was formed. Paid circulation of The Cincinnati Post and The Kentucky Post, at about 188,000 when the JOA was established, has continued to decline. The Post’s circulation in September 2003 stood at 42,219 daily and 57,543 on Saturday.

“Thanks to this joint operating agreement, newspaper readers in Northern Kentucky and Cincinnati have been able to choose for many years between very different newspapers with very distinct editorial points of view,” said Alan M. Horton, senior vice president/newspapers for Scripps. “The notification we received today gives Scripps four years to review whatever options we might have in the Cincinnati and Northern Kentucky newspaper markets. We’ll take that time to thoroughly evaluate if there is a way The Post can move forward past the JOA expiration date.”

The Cincinnati Post was first published in 1881 as the Penny Paper. In October of that year it was purchased by James E. Scripps. His brother, E. W. Scripps, assumed control of the newspaper in 1883 and changed the name to the Penny Post. In 1890, the newspaper was renamed The Cincinnati Post. The Kentucky Post was launched by E. W. Scripps in 1890. It was printed by The Cincinnati Post until the joint operating agreement was established, but has always maintained editorial offices on the Kentucky side of the river.

In light of Gannett’s notification that it intends to end the joint operating agreement, Scripps will take a $1.8 million pre-tax charge in the fourth quarter 2003 to reflect estimated severance costs for Post editorial employees as stipulated by terms of a collective bargaining agreement. Today’s notification, however, will not result in the immediate loss of any editorial positions at The Post. The Post has 78 full-time and four part-time editorial employees, including reporters, editors, photographers and other office staff.

Including the charge for severance costs, the Cincinnati JOA contributed about $12 million to Scripps total segment profits in 2003.

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television programming services and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 84 million U.S. television households and Food Network can be seen in about 83 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 33 countries.

The company’s home shopping subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 47 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

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Contact: Mark Kroeger, The E. W. Scripps Company, 513.977.3827

Email: mwkroeger@scripps.com

CINCINNATI JOINT OPERATING AGREEMENT QUESTIONS & ANSWERS

Following are questions and answers that amplify Gannett Co. Inc.’s notification Friday that it will not renew Cincinnati’s newspaper joint operating agreement with Scripps when the agreement expires on Dec. 31, 2007.

1. What was announced today and what does it mean?

Gannett, which owns The Cincinnati Enquirer, notified Scripps Friday that it will not renew the newspaper joint operating agreement that Gannett manages in Cincinnati when the agreement expires on Dec. 31, 2007. Under terms of the agreement, Gannett and the Enquirer print, distribute, market and sell advertising for The Cincinnati Post and The Kentucky Post, both of which are owned by Scripps. The notification means that after 2007, the Enquirer will no longer provide those services for the Post newspapers.

2. What effect will Gannett’s decision have on the continued publication of The Cincinnati Post and The Kentucky Post.

There will be no immediate effect. Readers will see no change in the delivery and content of the Post newspapers because of today’s announcement. Scripps intends to publish both The Kentucky Post and The Cincinnati Post in the afternoons, Monday through Saturday, as scheduled, for the remaining duration of the joint operating agreement. During that time, Scripps will be exploring whatever options it may have to continue publishing newspapers in the Cincinnati market in some form after the JOA expires in 2007.

3. How many people does The Post employ and how does today’s announcement affect them?

The Post employs 78 full-time and four part-time editorial employees, including reporters, editors, photographers and other office staff members. Notification that the JOA will end in four years will have no immediate effect on their employment. In light of the notification by Gannett, however, Scripps will take a $1.8 million pre-tax charge in the fourth quarter 2003 to reflect estimated severance costs for Post editorial employees as stipulated by terms of a collective bargaining agreement. Post editorial employees are represented by the Newspaper Guild.

4. How long have the Post newspapers been published?

The Cincinnati Post was first published in 1881 as the Penny Paper. In October of that year it was purchased by James E. Scripps. His brother, E. W. Scripps, assumed control of the newspaper in 1883 and changed the name to the Penny Post. In 1890, the newspaper was renamed The Cincinnati Post. The Kentucky Post was launched by E. W. Scripps in 1890. It was printed by The Cincinnati Post, but has always maintained a presence on the Kentucky side of the river.

5. What have been some of The Post’s public service accomplishments over the years?

The Cincinnati Post, from its founding, has been a champion of civic reform. It took the lead in destroying the notorious Cox machine and establishing the city manager form of government in the early 1900s. The newspaper boasts long-standing dedication to improving public education and has been a leader in the redevelopment of Cincinnati’s downtown and riverfront. The Kentucky Post helped bring the Greater Cincinnati-Northern Kentucky Airport to Boone County; backed reform forces that brought an end to the Newport “sin city” regime in the late 1950s; and led an award-winning environmental crusade to clean up the Licking River.

6. What is a newspaper joint operating agreement?

A newspaper joint operating agreement, or JOA, is a legal business relationship between separately owned newspapers in a community. Joint operating agreements can be created when one or more of a community’s newspapers are in imminent danger of financial failure. Newspapers in a JOA are able to significantly reduce overhead expenses by combining all of their business and production operations while simultaneously maintaining separate and competitive newsrooms and editorial operations. Such business arrangements are granted limited anti-trust exemption by the government under the Newspaper Preservation Act of 1970.

7. What is the purpose of the Newspaper Preservation Act?

The act is intended to preserve independent newspaper editorial voices in local communities that are in danger of losing one or more of their newspapers. The legislation grants limited anti-trust exemption to competing newspapers, allowing them to merge business and production operations while maintaining separate and competing editorial operations.

8. How is the Cincinnati joint operating agreement structured?

The Cincinnati Enquirer manages all of the business and production operations for its own editions and all editions of The Cincinnati Post and The Kentucky Post. The Enquirer is responsible for all of the business and production functions related to the printing and distribution of the newspapers, including advertising and subscription sales. Scripps and Gannett share in the profits of the Post and Enquirer newspapers. The Cincinnati joint operating agreement was signed on Sept. 23, 1977, after Scripps declared that the Post newspapers were in danger of financial failure. The agreement expires on Dec. 31, 2007.

9. Why did Gannett announce today that it doesn’t plan to renew the JOA when it expires?

As to the exact timing of the announcement, that’s best answered by management at Gannett. A key provision of the joint operating agreement, however, requires notification at least three years in advance if either of the parties decides not to renew the agreement past its expiration date. Without notification, the agreement would have automatically been renewed for an additional 10 years. The deadline for filing the notification to end the JOA is Dec. 31, 2004.

10. Why were The Cincinnati Post and The Kentucky Post considered to be failing newspapers?

Simply put, the Post newspapers in the late 1970s were unable to sell enough subscriptions and advertising on their own to profitably support the expense of operating printing facilities and business operations. The demand for an afternoon daily newspaper in Cincinnati has been in steady decline for several decades. Paid circulation of the Post has declined from 188,000 in 1978, shortly after the joint operating agreement was signed, to 42,219 daily and 57,543 on Saturday in September 2003.

11. Does Scripps operate newspapers in joint operating agreements in any other cities?

Yes. Scripps also is a party to newspaper joint operating agreements in Denver, Birmingham, Ala., and Albuquerque, N.M.